Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Resonant Inc., filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated March 12, 2020 relating to the consolidated financial statements and effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Resonant Inc. for the year ended December 31, 2019.  We also consent to the reference to us under the heading “Experts” in the Registration Statement No. 333-228353 on Form S-3 of Resonant Inc. incorporated by reference in this Registration Statement.

/s/ Crowe LLP

Sherman Oaks, California
August 14, 2020